Exhibit 99
Contacts:

Veronica L. Rosa                                              Steven K. Eck
Investor Relations                                            Media Relations
610-408-7196                                                  610-408-7295
vrosa@ikon.com                                                seck@ikon.com
--------------                                                -------------

      IKON OFFICE SOLUTIONS COMPLETES SALE OF TECHNOLOGY EDUCATION BUSINESS


Valley Forge, Pennsylvania - December 13, 2001 - IKON Office Solutions (NYSE:IKN) announced today that it has completed the sale of the Company's technology education unit to Computer Education Services Corp., an affiliate of Sun Capital Partners of Boca Raton, Florida. The divested technology education unit employed approximately 320 people in 15 facilities located throughout the United States and accounted for approximately $58 million in annual sales in Fiscal 2001.

"This divestiture marks another positive step in our path to better align IKON's operational focus around our core sales and service offerings," said James J. Forese, Chairman and Chief Executive Officer. "During Fiscal 2001, we initiated plans to eliminate or downsize certain businesses. The technology education business, like the telephony business that we are exiting, was not compatible with our long-term objectives as IKON continues to streamline its infrastructure to enhance long-term profitability and to reposition our revenue mix toward key growth areas and more profitable businesses."

The sale process, which commenced during the summer of 2001, resulted in the assumption of operations of the technology education business by Computer Education Services Corp. on December 12, 2001. In connection with the transfer, IKON has recorded an asset impairment charge of $3.6 million in Fiscal 2001 ($3.3 million after-tax, or $0.02 per share on a basic and diluted basis). Therefore, the aggregate charges recorded by IKON for the fiscal year ended September 30, 2001, was $78.9 million ($62.5 million after-tax, or $0.43 per share on a basic and diluted basis).

For the full Fiscal Year 2001, the Company's net income was $15.2 million or $.11 per diluted share. Excluding the aggregate charges and a $.01 gain from discontinued operations, net income for Fiscal 2001 was $76.5 million or $.53 per diluted share.

"We are enthusiastic about the purchase of IKON's technology education unit which participates in the attractive IT education sector and has a strong management team," said Jason Neimark, Vice President of Sun Capital Partners.

"While this was considered a non-core business unit for IKON, it is a core business for Sun Capital, representing our third purchase of a non-core business unit of a public company within the past year."


About Sun Capital Partners

Sun Capital Partners (www.suncappart.com) is a leading private investment firm focused on leveraged buyouts of market leading companies that can benefit from its in-house operating personnel and experience. The firm has successfully invested in approximately 30 companies during the past several years with combined revenues in excess of $2 billion.




About IKON Office Solutions


IKON Office Solutions (www.ikon.com) is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, Inc., a wholly-owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.


                                      # # #